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                                                                     Exhibit 2.3

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of November 3, 2000 among the company or companies designated as Seller on the signature page hereto (collectively, "Seller") and the company or companies designated as Buyer on the signature page hereto (collectively, "Buyer").

                                    Recitals

         A. Seller owns television broadcast station WPRI-TV, Providence, Rhode Island (the "Station") and Buyer owns television broadcast station WNAC-TV, Providence, Rhode Island ("WNAC"), each pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC").

         B. Subject to the terms and conditions set forth herein, Buyer desires to acquire the Station Assets (defined below).

                                    Agreement

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: PURCHASE OF ASSETS

         1.1. Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use in the operation of the Station, but excluding the Excluded Assets as hereafter defined (the "Station Assets"), including without limitation the following:

                  (a) all licenses, permits and other authorizations which are issued to Seller by the FCC with respect to the Station (the "FCC Licenses"), including those described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;

                  (b) all of Seller's equipment, electrical devices, antennae, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts and other tangible personal property of every kind and description which are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(b), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Seller (the "Tangible Personal Property");




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                  (c) all of Seller's real property used or held for use in the operation of the Station (including any of Seller's appurtenant easements and improvements located thereon), including without limitation those listed on
Schedule 1.1(c) (the "Real Property");

                  (d) all agreements for the sale of advertising time on the Station entered into in the ordinary course of the Station's or WNAC's business, and all other contracts, agreements, and leases entered into in the ordinary course of the Station's or WNAC's business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of the Station's or WNAC's business and in accordance with the terms and conditions of Section
4.1 below (the "Station Contracts");

                  (e) all of Seller's rights in and to the Station's call letters and Seller's rights in and to the trademarks, trade names, service marks, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(e) (the "Intangible Property");

                  (f) Seller's rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station's local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below); and

                  (g) the Station's accounts receivable existing at the time of Closing.

         The Station Assets shall be transferred to Buyer free and clear of liens, claims and encumbrances ("Liens") except for (i) Assumed Obligations (defined in Section 1.3), (ii) liens for taxes not yet due and payable, and
(iii) such liens, easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station, including without limitation the encumbrances and other matters identified in the tower site survey obtained by Buyer prior to the date of this Agreement (collectively, "Permitted Liens").

         1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;




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                  (b) all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business of Seller between the date of this Agreement and Closing;

                  (c) all Station Contracts that are terminated or expire prior to Closing in the ordinary course of business of Seller;

                  (d) Seller's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;

                  (e) contracts of insurance, and all insurance proceeds or claims made thereunder;

                  (f) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller; and

                  (g) all assets, property, interests and rights of Seller used or held for use (in whole or in part) in any other station of Seller.

         1.3. Assumption of Obligations. On the Closing Date, Buyer shall assume the obligations of Seller (the "Assumed Obligations") arising after Closing under the Station Contracts. Buyer does not assume or agree to discharge or perform, and will not be deemed by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, and Seller shall remain liable for, any liabilities, obligations or commitments of Seller arising from the business or operation of the Station before Closing, other than the Assumed Obligations.

         1.4. Purchase Price. In consideration for the sale of the Station Assets to Buyer, in addition to the assumption of the Assumed Obligations, Buyer shall at Closing (defined below) deliver to Seller by wire transfer of immediately available funds, the sum of Fifty Million Dollars ($50,000,000), subject to adjustment pursuant to Section 1.6 (the "Purchase Price").

         1.5. Deposit. On the date of this Agreement, Buyer shall deposit an amount equal to ten percent (10%) of the Purchase Price (the "Deposit") with Bank of America (the "Escrow Agent") pursuant to the Escrow Agreement (the "Escrow Agreement") of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be disbursed to Seller and applied to the Purchase Price (and any interest accrued thereon shall be disbursed to Buyer). If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller. If this Agreement is terminated for any other reason, the Deposit (and any interest accrued thereon) shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to a party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement.




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         1.6. Prorations and Adjustments. Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Assets or the Assumed Obligations and arising from the conduct of the business and operation of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 10.4), business and license fees, music and other license fees (including any retroactive adjustments thereof), utility expenses, amounts due or to become due under Station Contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained. Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 1.6, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

         1.7. Allocation. Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The allocation shall be determined by mutual agreement of the parties. Buyer and Seller each further agrees to file its federal income tax returns and its other tax returns reflecting such allocation.

         1.8. Closing.

         (a) The final consummation of the sale and purchase of the Station Assets provided for in this Agreement (the "Closing") shall take place at a mutually agreeable date and time within ten business days after the date of the FCC Consent pursuant to the FCC's initial order, subject to the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles 6 or 7 below (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing); provided, however, that Buyer may elect to postpone the Closing until a date not later than March 8, 2001. Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

         (b) Notwithstanding anything to the contrary set forth in this Agreement, if the Closing does not occur by March 8, 2001, then on such date, subject to HSR clearance, (i) Buyer shall pay Seller by wire transfer of immediately available funds an amount equal to 89% of the Purchase Price (with the balance due at Closing), and in connection therewith the principal




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amount of the Deposit shall be disbursed to Seller and applied to such payment
(and any interest thereon shall be disbursed to Buyer as provided by Section 1.5), (ii) Seller shall convey to Buyer the Tangible Personal Property and the Real Property by such instruments of transfer as may be necessary to convey such portion of the Station Assets to Buyer free and clear of Liens except Permitted Liens, (iii) Buyer shall lease the Tangible Personal Property and Real Property to Seller until Closing rent-free, and (iv) the parties shall make the economic adjustments described in Exhibit A.

         1.9. FCC Application.

                  (a) As soon as possible (but in no event later than seven calendar days after the date of this Agreement) Seller and Buyer shall file an application with the FCC (the "FCC Application") requesting the FCC's written consent to the assignment of the FCC Licenses from Seller to Buyer pursuant to this Agreement. Seller and Buyer shall diligently take all steps that are necessary, proper or desirable to expedite the prosecution of the FCC Application to a favorable conclusion. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Application, shall furnish all information required by the FCC, and shall be represented at all meetings or hearings scheduled to consider the FCC Application. The FCC's written consent to the FCC Application is referred to herein as the "FCC Consent."

                  (b) Notwithstanding anything herein to the contrary, (i) Closing is subject to the condition (the "Divestiture Condition") that Buyer assign either the FCC licenses and authorizations with respect to WNAC (the "WNAC Licenses") or its right to acquire the Station hereunder (as provided by
Section 11.1) to an FCC qualified assignee who will not (by reason of attributable ownership interests) directly or indirectly adversely affect the parties' ability to consummate Closing or limit ownership or acquisition by Buyer or Seller of other stations (including without limitation radio stations in the Providence market) or otherwise adversely affect either party under the FCC's multiple ownership rules (a "Qualified Assignee"); (ii) Buyer shall use commercially reasonable efforts to satisfy the Divestiture Condition as soon as possible, including without limitation by filing (or causing to be filed) with the FCC as soon as possible a complete application (including a definitive agreement) to assign either the WNAC Licenses or the Station to a Qualified Assignee (the "Divestiture Application") and thereafter diligently prosecuting (or causing to be prosecuted) such application and keeping Seller fully informed with respect thereto; (iii) if the Divestiture Condition is not satisfied and Closing does not occur by September 8, 2001 then Seller may terminate this Agreement at any time within sixty (60) days thereafter; provided, however, that if the Divestiture Application is filed by March 8, 2001 and thereafter diligently prosecuted and on file but not granted as of September 8, 2001, then such termination right by Seller may not be exercised until the sixty (60) day period following March 8, 2002.

         1.10 Hart-Scott-Rodino. As soon as possible (but in no event later than ten business days after the date of this Agreement), Buyer and Seller shall prepare and file with the Federal Trade Commission and the United States Department of Justice any documents that may be necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR




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Act") (including a request for early termination of the waiting period thereunder) and shall thereafter promptly furnish all materials thereafter requested by such agencies.

         1.11. LMA. Buyer (as assignee of WNAC Argyle Television, Inc. and Providence Argyle Television, Inc.) and Seller are parties to a Joint Marketing and Promotion Agreement (the "LMA") and a Reciprocal Right of First Refusal (the "ROFR"), both dated June 10, 1996, with respect to the Station and WNAC. The LMA is one of the Station Contracts to be assigned by Seller and assumed by Buyer (or an assignee hereof timely designated by Buyer pursuant to Section 11.1) at Closing. The ROFR has been superseded and is terminated. Buyer (as assignee of Sunrise Television Corp.) and Seller (as assignee of Clear Channel Communications, Inc.) are also parties to a letter agreement (the "Letter Agreement") dated August 14, 2000 with respect to the Station and WNAC and certain other matters. This Agreement supercedes the Letter Agreement to the extent it relates to the Station and WNAC.

ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES

         Seller makes the following representations and warranties to Buyer:

         2.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above), and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.3. No Conflicts. Neither the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will conflict with any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject or, except as set forth on
Schedule 1.1(d), require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third party or any foreign,




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federal, state or local court, governmental or regulatory authority or body, except the FCC Consent, and except as may be necessary under the HSR Act.

         2.4. FCC Licenses. Seller is the holder of the FCC Licenses described on Schedule 1.1(a). The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Seller with respect to the Station. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC.

         2.5. Taxes. Seller has, in respect of the Station's business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

         2.6. Personal Property. Schedule 1.1(b) contains a list of all material items of Tangible Personal Property included in the Station Assets. Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens.

         2.7. Real Property. Schedule 1.1(c) contains a description of all Real Property included in the Station Assets. Seller has fee simple title to the owned Real Property ("Owned Real Property") free and clear of Liens other than Permitted Liens. Schedule 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Assets (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, access to the Station's facilities. To Seller's knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.

         2.8. Contracts. Each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller's knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

         2.9. Environmental. Except as set forth in any environmental report delivered by Seller to Buyer prior to the date of this Agreement and except as set forth on Schedule 1.1(c), to Seller's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth in any environmental report delivered by Seller to Buyer prior to the date of this Agreement and except




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as set forth on Schedule 1.1(c), to Seller's knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Station.

         2.10. Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), Seller has received no notice of any claim that its use of the Intangible Property infringes upon any third party rights. Except as set forth on Schedule 1.1(e), Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

         2.11. Employees. Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station's business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no (i) unfair labor practice charge or complaint against Seller in respect of the Station's business pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, or (ii) strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station business.

         2.12. Insurance. Seller maintains insurance policies with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies until Closing.

         2.13. Compliance with Law. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Station. There is no action, suit or proceeding pending or threatened against Seller in respect of the Station that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station (except those affecting the industry generally).

         2.14. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller's behalf.

ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES

         Buyer hereby makes the following representations and warranties to
Seller:

         3.1. Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above), and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively,




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the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3. No Conflicts. Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent, and except as may be necessary under the HSR Act.

         3.4. Qualification. Subject to compliance by Buyer with its obligations under Section 1.9, (i) Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as amended (the "Communications Act") and the rules, regulations and policies of the FCC, (ii) there are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station, (iii) no waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained, and (iv) there is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

         3.5. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf.

ARTICLE 4: SELLER COVENANTS

         4.1. Seller's Covenants. Seller covenants and agrees with respect to the Station that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:




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                  (a) operate the Station in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

                  (b) not, other than in the ordinary course of business in accordance with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

                  (c) upon reasonable notice, give Buyer reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request; provided that such rights of Buyer under this Section 4.1(c) shall be exercised at Buyer's sole expense and shall not be exercised in such a manner as to interfere unreasonably with the business of the Station;

                  (d) at Buyer's sole cost and expense, provide Buyer all financial information regarding the Station requested by Buyer that is reasonably necessary to satisfy Buyer's reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Station;

                  (e) by each Monthly Accounting Date (as defined in the LMA), provide Buyer with unaudited statements showing Operating Revenues and WPRI Operating Expenses (both as defined in the LMA), and not in any material respect change or modify any of the accounting principles or practices or any method of applying such principles or practices currently employed with respect to the Station, except as required by generally accepted accounting principles;

                  (f) deliver to Buyer copies of any new Station Contracts, and, except for Station Contracts terminable on ninety days notice or less without penalty and except for time sales agreements, not enter into any new Station Contracts (or amendments of existing Station Contracts) that: (i) extend for a period of more than one year after Closing or require post-Closing payments by Buyer of more than $25,000 per contract (or amendment) per year or $2,000,000 per year in the aggregate for all such contracts (and amendments); (ii) provide for programming on the Station other than in the ordinary course of business consistent with past practice; (iii) provide for employment; or (iv) are with an affiliate of Seller (i.e., any person or entity controlling, controlled by, or under common control with Seller), unless the terms are no less favorable to the Station than could be obtained on an arms-length basis from an unaffiliated third party;

                  (g) except in the ordinary course of business consistent with past practice, except for those applicable to Seller's similarly-situated employees at other television stations, and except for those terminable on ninety days notice or less without penalty, not (A) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Station after Closing, or (B) increase the compensation payable to any Station employee; and




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                  (h) collect the accounts receivable of the Station in the
ordinary course of business consistent with past practice, and not breach in any material respect its representations and warranties set forth in Article 2, including without limitation those with respect to corporate existence (Section 2.1), the FCC Licenses (Section 2.4), the Station Contracts (Section 2.8), and taxes (Section 2.5).

ARTICLE 5: JOINT COVENANTS

         Buyer and Seller hereby covenant and agree that between the date hereof and Closing:

         5.1. Confidentiality.

                  (a) Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, the parties hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"); provided however, the disclosing party shall be responsible for all actions or omissions of such Representatives with regard to Representatives' breach of this Section 5.1. Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement, and not for any competitive purpose or advantage detrimental to the other party hereto or any of its affiliates. If the transactions contemplated hereby are not consummated for any reason, each party shall (i) return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information (and any derivative work product) obtained from such other party in connection with this Agreement and the transactions contemplated hereby, and (ii) provide, upon request, a written confirmation that all Confidential Information (and derivative work product) has been returned to the other party, and that the Confidential Information was used solely in connection with the transactions contemplated by this Agreement.

                  (b) Notwithstanding anything to the contrary in this Agreement, no party shall be required to keep confidential or return any Confidential Information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary in this Agreement, Seller and its affiliates may, in accordance with their respective legal obligations (including but not limited to filings permitted or required by the applicable securities laws or any securities market) make such filings and public statements and announcements as necessary or appropriate in connection with this Agreement and the transactions contemplated hereby.

         5.2. Cooperation. Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

         5.3. Control of Station. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station prior to Closing. Consistent with FCC rules, control, supervision and direction of all Station operations prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

         5.4. Consents to Assignment. The parties shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party). To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment by Seller and assumption by Buyer of Seller's rights and obligations under the applicable Station Contract, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller's behalf.

         5.5 Employees.

                  (a) Prior to Closing, Seller shall deliver to Buyer a list of employees of the Station that Seller does not intend to retain after Closing. Buyer may interview and elect to hire such listed employees, but not any other employees of Seller. Buyer is obligated to hire only those employees that are under employment contracts (and assume Seller's obligations and liabilities under such employment contracts) which are included in the Station Contracts. With respect to employees hired by Buyer ("Transferred Employees"), to the extent permitted by law, Seller shall provide Buyer access to its personnel records and such other information as Buyer may reasonably request prior to Closing. With respect to Transferred Employees, Seller shall be responsible for the payment of all compensation and accrued employee benefits payable by it until Closing and thereafter Buyer shall be responsible for all such obligations payable by it. Buyer shall cause Transferred Employees to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after Closing (and shall not be excluded from coverage on account of any pre-existing condition). For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which Transferred Employees may be eligible after Closing, Buyer shall ensure that service with Seller shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by Transferred Employees and dependents for the current plan year under a plan maintained by Seller. Notwithstanding any other provision contained herein, Buyer shall grant credit to each Transferred Employee for all unused sick leave accrued as of Closing as an employee of Seller. Notwithstanding any other provision contained herein, Buyer shall assume and discharge Seller's liabilities for the payment of all unused vacation leave accrued by Transferred Employees as of Closing.

                  (b) As of the Closing Date, Buyer shall cause its 401(k) plan to permit Transferred Employee who participate in the Seller's 401(k) plan to elect to make direct rollovers of their account balances in Seller's 401(k) plan into the Buyer's 401(k) plan, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer's 401(k) plan; provided, that, such action is in full compliance with all applicable law and regulations, including the Code, as of the date of the proposed rollover.

ARTICLE 6: SELLER CLOSING CONDITIONS

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         6.1. Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         6.2. FCC Consent. The FCC Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         6.3. HSR Act. If applicable, the waiting period under the HSR Act shall have expired or been terminated.

ARTICLE 7: BUYER CLOSING CONDITIONS

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         7.1. Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section have been satisfied.

         7.2. FCC Consent. The FCC Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         7.3. HSR Act. If applicable, the waiting period under the HSR Act shall have expired or been terminated.

ARTICLE 8: CLOSING DELIVERIES

         8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (ii)  the certificate described in Section 7.1; and

                  (iii) such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Station Assets to Buyer, free and clear of Liens, except for Permitted Liens.

         8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

                  (i) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (ii)  the certificate described in Section 6.1; and

                  (iii) such documents and instruments of assumption as may be necessary to assume the Assumed Obligations, and the Purchase Price in accordance with Section 1.4 hereof.

ARTICLE 9: SURVIVAL; INDEMNIFICATION

         9.1. Survival. The covenants, agreements, representations and warranties in this Agreement shall survive Closing for a period of six (6) months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under (i) this Article 9.1 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved and (ii) Sections 1.3 (Assumed Obligations), 1.6 (Prorations and Adjustments), 1.7 (Allocation) and 10.4

(Expenses), and indemnification obligations with respect to such provisions, which shall survive until performed.

         9.2. Indemnification.

                  (a) From and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or resulting from: (i) any breach or default by Seller under this Agreement; or (ii) the business or operation of the Station before Closing; provided, however, that (i) Seller shall have no liability to Buyer hereunder until, and only to the extent that, Buyer's aggregate Damages exceed the basket amount set forth as Exhibit A attached hereto and (ii) the maximum liability of Seller hereunder shall be the cap amount set forth on Exhibit A attached hereto.

                  (b) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) any breach or default by Buyer under this Agreement; or (ii) the Assumed Obligations or the business or operation of the Station after Closing.

         9.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

                  (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                  (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 10: MISCELLANEOUS PROVISIONS

         10.1. Termination. This Agreement may be terminated as follows:

                  (a) by mutual written consent of Buyer and Seller;

                  (b) at any time prior to the earlier of Closing or consummation of the transactions contemplated by Section 1.8(b), by written notice of Buyer to Seller if Seller (i) does not satisfy the conditions or performs the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

                  (c) at any time prior to the earlier of Closing or consummation of the transactions contemplated by Section 1.8(b), by written notice of Seller to Buyer if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

                  (d) prior to Closing, by written notice of Buyer to Seller, or by Seller to Buyer, if neither the Closing nor the transactions contemplated by
Section 1.8(b) have been consummated by March 8, 2001; or

                  (e) prior to Closing, by written notice of Seller to Buyer as provided by Section 1.9(b).

         If Seller terminates this Agreement pursuant to Section 10.1(e) or this Agreement becomes void under Section 11.11, then, with respect to the transactions contemplated by Section 1.8(b), (i) Seller shall return to Buyer any payment made by Buyer thereunder, (ii) Buyer shall return Seller any Station Assets conveyed by Seller thereunder free and clear of Liens other than Permitted Liens, (iii) any lease thereunder shall terminate, and (iv) any economic adjustments thereunder shall terminate.

         The term "Cure Period" as used herein means a period commencing the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 10.4 shall survive any termination of this Agreement.

         10.2. Remedies. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it; provided however, that Seller may elect to recover liquidated damages in lieu of obtaining specific performance. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

         10.3. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then the Deposit and any interest accrued thereon shall be paid to Seller, and such payment shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty.

         10.4. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Station Assets, and any HSR Act filing fees, shall be paid by Buyer, and (ii) all FCC filing fees shall be paid equally by Buyer and Seller.

         10.5. Further Assurances. After Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Station Assets, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

ARTICLE 11: GENERAL PROVISIONS

         11.1. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, except as set forth in Section
11.10 and except that Buyer may assign its right to acquire the Station as contemplated by Section 1.9(b) of this Agreement if the representations made by Buyer under this Agreement are true with respect to the assignee, Buyer gives Seller prior written notice thereof, and the assignee delivers to Seller a written assumption hereof. No assignment shall relieve Buyer of any obligations or liability under this Agreement. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

         11.2. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         11.3. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         11.4. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof.

         11.5. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as set forth on Exhibit A attached hereto (or to such other address as any party may request by written notice).

         11.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         11.7. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         11.8. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         11.9. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         11.10 Qualified Intermediary. Seller may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement (the "Qualified Intermediary"). Upon any such assignment, Seller shall promptly give written notice thereof to Buyer, and Buyer shall provide Seller with written acknowledgment of such notice and pay the Purchase Price (or any portion thereof designated by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment shall, to the extent thereof, satisfy the obligations of Buyer to make such payment hereunder). Any assignment by Seller to a Qualified Intermediary shall not relieve Seller of any obligation or liability under this Agreement. Except for the obligations of Buyer set forth in this Section, Buyer shall not have any liability or obligation to Seller for the failure of any contemplated exchange to qualify as a like-kind exchange under
Section 1031 of the Internal Revenue Code.

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


SELLER:                    CLEAR CHANNEL BROADCASTING, INC.
                           CLEAR CHANNEL BROADCASTING, LICENSES, INC.

                           By: /s/ KENNETH E. WYKER
                               --------------------------------------
                               Name: Kenneth E. Wyker
                               Title: Senior Vice President, General
                                      Counsel

BUYER:                     STC BROADCASTING, INC.

                           By: /s/    David A. Fitz
                               --------------------------------------
                               Name:  David A. Fitz
                               Title: Chief Financial Officer

                           STC LICENSE COMPANY

                           By: /s/    David A. Fitz
                               --------------------------------------
                               Name:  David A. Fitz
                               Title: Chief Financial Officer